Exhibit 99.1

News Release

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard, Allentown, PA 18195-1501

www.airproducts.com

Air Products Completes $3.8 Billion Performance Materials Division Sale to Evonik

Company’s Strategic Plan to Focus on Core Industrial Gases Business Now Fully in Place

LEHIGH VALLEY, Pa. (January 3, 2017) – Air Products (NYSE: APD), a world-leading industrial gases company, announced today it has completed the sale of its Performance Materials Division (PMD) to Evonik Industries AG (EVK.DE) for $3.8 billion in cash. The agreement to sell PMD to Evonik, a world leader in specialty chemicals, was initially announced in May, 2016.

“I am pleased that we completed the sale of PMD in the time frame we promised and congratulate both the Air Products and Evonik teams who worked hard to achieve this goal,” said Air Products’ Chairman, President and Chief Executive Officer, Seifi Ghasemi. “Combined with the other actions we have already taken, we are now fully focused on industrial gases in alignment with our strategic Five-Point Plan. Since implementing this plan, Air Products has been and now has further improved, our great position to seek out and take advantage of exciting investment opportunities to grow our core industrial gases business.”

“I want to thank the PMD employees who worked very hard for Air Products and who made PMD a very successful business, and I know they are motivated to continue their success as Evonik employees. They have a great future ahead of them as part of the core business of that company,” Ghasemi said.

In closing the deal, and under the terms of the agreement, operational facilities, supplier contracts, labs, contracts, customers, and employees and certain legal entities associated with PMD have been transferred to Evonik.

Air Products has consistently executed against its strategic Five-Point Plan, which includes focusing on industrial gases and taking actions on non-core businesses. In September 2015, the Company announced plans to separate Materials Technologies, which included PMD and the Electronic Materials Division (EMD). EMD was successfully spun-off to shareholders as a separate public company, called Versum Materials, Inc. (NYSE: VSM), that began trading on October 3, 2016.

About Air Products

Air Products (NYSE:APD) is a world-leading Industrial Gases company in operation for over 75 years. The Company’s core industrial gases business provides atmospheric and process gases and related equipment to manufacturing markets, including refining and petrochemical, metals, electronics, and food and beverage. Air Products is also the world’s leading supplier of liquefied natural gas process technology and equipment.

The Company had fiscal 2016 sales of $9.5 billion and has a current market capitalization of approximately $30 billion. Approximately 17,000 employees in 50 countries strive to make Air Products the world’s safest and best performing industrial gases company, providing sustainable offerings and excellent service to all customers. For more information, visit www.airproducts.com.

About Evonik

Evonik, the creative industrial group from Germany, is one of the world leaders in specialty chemicals. Profitable growth and a sustained increase in the value of the company form the heart of Evonik’s corporate strategy. Its activities focus on the key megatrends health, nutrition, resource efficiency and globalization. Evonik benefits specifically from its innovative prowess and integrated technology platforms. Evonik is active in over 100 countries around the world. In fiscal 2015 more than 33,500 employees generated sales of around €13.5 billion and an operating profit (adjusted EBITDA) of about €2.47 billion.

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NOTE: This release may contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release regarding important risk factors. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2016.

Media Inquiries:

Art George, tel: (610) 481-1340; e-mail: georgeaf@airproducts.com

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; e-mail: mooresr@airproducts.com